August 1, 2008

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Reports Financial Results for Second Quarter 2008

LINCOLN, NE – August 1, 2008 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), reported a net loss of $12.7 million, or $(0.75) per diluted share, for the three months ended June 30, 2008 which includes a $27.7 million provision for loan losses recorded during the second quarter. This compares to net income of $2.5 million, or $0.14 per diluted share, earned during the three months ended June 30, 2007 after the Company reported a $10.2 million provision for loan losses during that respective period.

For the first six months of 2008, the Company recorded a net loss of $73.6 million, or $(4.36) per diluted share, compared to net income of $11.8 million, or $0.69 per diluted share, for the first half of 2007. To address the current housing and economic conditions, the Company recorded $67.6 million of loan loss provisions during the first six months of 2008 compared to $11.7 million in the same period of 2007. Additionally, the Company incurred a $42.1 million non-cash goodwill impairment charge during the first half of 2008.

“The turbulence caused by today’s housing recession has resulted in one of the most challenging periods for financial institutions in generations,” said Gilbert G. Lundstrom, chairman and chief executive officer. “We continue to take a number of steps that, in combination with our fundamental core operations and well-capitalized position, are intended to minimize exposure and assist TierOne in navigating through this very difficult economic period.”

Measures implemented during the second quarter 2008 to preserve capital and address asset quality included a reduction in the Company’s quarterly cash dividend paid to shareholders, the sale of a delinquent Florida loan portfolio and the decision to close all nine of the Bank’s loan production offices. These steps are in addition to several other on-going actions to realign credit administration functions, tighten credit policies and limit exposure in selected business lines and geographic markets.

The Bank’s primary federal regulator, the Office of Thrift Supervision (“OTS”), recently completed its regular comprehensive safety, soundness and compliance examination. Upon completion of this review and the establishment of additional loan loss reserves, the Bank continues to maintain strong liquidity, remains in full capital compliance and exceeds all regulatory capital requirements necessary to earn a “well capitalized” rating, the highest capital rating recognized for federally-insured financial institutions. Additionally, the Company holds significant funds which also serve as a source of strength for the Bank.

Synopsis of Second Quarter 2008 Performance

Net Interest Income

For the three months ended June 30, 2008, net interest income totaled $22.8 million, a decrease of 25.6 percent, compared to $30.7 million for the same period in 2007. Net interest income for the first half of 2008 declined 25.8 percent to $45.9 million compared to $61.9 million for the first six months of 2007. The decrease in net interest income for the three and six month periods ended June 30, 2008 when compared to comparable periods in 2007 was primarily the result of declines in interest income on loans receivable due to a declining interest rate environment and elevated levels of nonperforming loans.

Average interest rate spread and net interest margin was 2.66 percent and 2.97 percent, respectively, for the three months ended June 30, 2008 compared to 3.36 percent and 3.79 percent, respectively, for the same period in 2007. The quarter-over-quarter declines in both average interest rate spread and net interest margin were primarily attributable to the lower interest rate environment and higher levels of nonperforming loans. When compared to the three months ended March 31, 2008 which had average interest rate spread and net interest margin of 2.47 percent and 2.85 percent, respectively, the recently completed quarter reflected an improvement in both interest measurement levels due to an acceleration in the decline of cost of funds primarily associated with time deposits.

Noninterest Income

Noninterest income for the three months ended June 30, 2008 decreased 4.2 percent to $7.0 million compared to $7.3 million for the comparable period in 2007. The decrease was primarily the result of the loss on the sale of the TransLand loans and other-than-temporary impairment charges on investment securities partially offset by an increase in deposit, loan and debit card-related fees and service charges.

For the six months ended June 30, 2008, noninterest income totaled $15.3 million, an increase of 6.5 percent, compared to $14.3 million for the first half of 2007. The period-over-period increase in noninterest income was primarily associated with a $1.0 million increase in deposit, loan and debit card-related fees and service charges.

Noninterest Expense

For the three months ended June 30, 2008, noninterest expense declined 3.3 percent to $22.1 million compared to $22.8 million for the three months ended June 30, 2007. The decline in noninterest expense between the two quarterly periods was primarily the result of a $1.5 million reduction in employee stock-based compensation plan expense partially offset by a $1.2 million increase in other operating expense.

Noninterest expense for the six months ended June 30, 2008 was $86.7 million, an increase of $42.3 million, compared to $44.3 million for the same period in 2007. The increase in noninterest expense between both comparable periods was primarily attributable to a $42.1 million non-cash, goodwill impairment charge recorded during the first quarter of 2008. The goodwill charge, which was required under current accounting rules, had no impact on the Company’s liquidity, cash flow or regulatory capital positions.

Asset Quality

At June 30, 2008, total nonperforming loans amounted to $132.9 million, or 4.74 percent of net loans, compared to $127.1 million, or 4.40 percent of net loans, at March 31, 2008 and $128.5 million, or 4.32 percent, at December 31, 2007. The increase in nonperforming loans since March 31, 2008, inclusive of charge-offs of $40.3 million, was primarily the result of a $19.4 million increase in nonperforming land and land development loans partially offset by a $15.6 million reduction in nonperforming residential construction loans. Nonperforming loans at June 30, 2008 consisted of $63.4 million of land and land development loans, $34.1 million of residential construction loans, $20.3 million of commercial construction loans and $15.1 million of other loans.

Total nonperforming land and land development loans grew $19.4 million to $63.4 million at June 30, 2008 compared to $44.1 million at March 31, 2008. Nearly all of the nonperforming land and land development loan increase during the second quarter of 2008 occurred in the Las Vegas, Nevada area. At June 30, 2008, nonperforming land and land development loans consisted of 16 residential properties in Las Vegas totaling $55.2 million, seven residential properties in Nebraska amounting to $5.7 million, three properties in Minnesota totaling $1.1 million, one property in Illinois amounting to $956,000 and two properties in North Carolina totaling $459,000. With the exception of a very few local, long-term relationship borrowers, the Bank has not committed to any additional land and land development loans anywhere in the United States since the end of 2006.

The June 25, 2008 announced sale of over 300 delinquent residential construction loans previously originated by TransLand Financial Services (“TransLand”), a Florida-based mortgage brokerage firm, contributed to the decline in nonperforming residential construction loans during the second quarter 2008. Nonperforming residential construction loans totaled $34.1 million at June 30, 2008, a decrease of 31.4 percent, compared to $49.6 million at March 31, 2008 and down 41.0 percent from $57.7 million at December 31, 2007. The sale of the TransLand loans represented $12.7 million of the Company’s total nonperforming residential construction loans.

At June 30, 2008, nonperforming commercial constructions loans totaled $20.3 million, an increase of 6.0 percent, compared to $19.2 million at March 31, 2008. The nonperforming commercial construction loans at June 30, 2008 consisted of two upscale condominium projects located in suburban Las Vegas. Many of the units were under contract for purchase prior to the commencement of construction. On the larger of the two projects, a court-appointed trustee has been working with the Bank and three other participating financial institutions together with a local builder and sales agent to complete the project and sell the remaining units.

The allowance for loan losses at June 30, 2008 was $64.8 million compared to $66.5 million at December 31, 2007. The allowance for loan losses as a percentage of net loans increased to 2.31 percent at June 30, 2008 compared to 2.24 percent at year-end 2007. The Company recorded a provision for loan losses of $27.7 million for the three months ended June 30, 2008 compared to $10.2 million for the same period one year ago. The majority of the second quarter 2008 provision for loan losses was for Las Vegas area loans. The Company establishes provisions for loan losses, which are charged to operating results, in order to maintain a level of total allowance for loan losses that, in management’s belief, covers all known and inherent losses that are both probable and reasonably estimable at each reporting date.

Charged-off loans, net of recoveries, were $41.4 million for the three months ended June 30, 2008 compared to $926,000 for the same period one year ago. The net increase in charged-off loans between the two periods primarily resulted from write-offs of $24.4 million of land and land development loans and $6.1 million of residential construction loans recorded during the second quarter of 2008.

Geographically, $1.5 billion, or 52.3 percent, of the Company’s total net loans at June 30, 2008 were secured by property located in the Bank’s in-market area of Nebraska, Iowa and Kansas. States formerly associated with the Bank’s nine loan production offices (Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina) encompassed $779.0 million, or 27.9 percent, of the Bank’s June 30, 2008 net loan portfolio. All other states had net loans totaling $554.0 million, or 19.8 percent.

Of the Company’s $132.9 million of nonperforming loans at June 30, 2008, $19.8 million, or 14.9 percent, were secured by property located in the Bank’s tri-state in-market area. Loan production office states represented $104.0 million, or 78.2 percent, of nonperforming loans at June 30, 2008. Other states comprised the remaining $9.1 million, or 6.9 percent, of June 30, 2008 nonperforming loans. Nonperforming loans in the state of Nevada totaled $86.0 million at June 30, 2008 and represented 64.7 percent of total nonperforming loans. The Bank has not originated any new lending relationships in the Las Vegas market in either 2007 or 2008.

At June 30, 2008, loan production office states had a nonperforming loans as a percent of net loans ratio of 13.4 percent compared to 1.4 percent in the Bank’s tri-state in-market area. The substantially lower in-market nonperforming ratio contributed to the Company’s announcement in late June to close all nine loan production offices. In focusing more of its future lending efforts in the Bank’s existing market area, the Bank intends to leverage its extensive retail franchise throughout Nebraska, Iowa and Kansas, its name recognition and community involvement and its knowledge of the local market place to strengthen its lending operation.

The Bank maintains a corporate policy of not participating in subprime residential real estate lending or negative amortizing mortgage products for loans placed into portfolio. The OTS defines subprime loans as loans to borrowers displaying one or more credit risk characteristics including lending to a borrower with a credit bureau risk score (“FICO”) of 660 or below. Furthermore, the Bank has not participated in collateralized loan obligations, collateralized debt obligations, structured investment vehicles or asset-backed commercial paper.

Consolidated Statements of Financial Condition

At June 30, 2008, total assets were $3.2 billion, a decrease of 8.6 percent, compared to $3.5 billion at December 31, 2007. The decrease in total assets for the first six months of 2008 was primarily attributable to reductions in both net loans and federal funds sold of $169.8 million and $156.9 million, respectively, and the write-off of $42.1 million of goodwill. These decreases during the first half of 2008 were partially offset by a $45.9 million increase in available for sale investment securities.

Total liabilities declined 7.2 percent to $3.0 billion at June 30, 2008 compared to $3.2 billion at year-end 2007. A $200.8 million decrease in total deposits resulting from a less aggressive deposit pricing strategy due the to current economic environment coupled with a $23.5 million decline in FHLBank advances and other borrowings were primarily responsible for the decrease in total liabilities for the six months ended June 30, 2008.

Stockholders’ equity was $271.7 million at June 30, 2008, a decrease of 21.4 percent, compared to $345.6 million at December 31, 2007. The year-to-date decline in stockholders’ equity is primarily attributable to a net loss of $73.6 million resulting from a $67.6 million provision for loan losses and a $42.1 million non-cash, goodwill impairment charge.

In an effort to further preserve capital during this currently volatile economic cycle, the Company did not repurchase any of its common stock during the three months ended June 30, 2008 other than to support employee benefit programs. A Board-authorized buyback plan of up to ten percent, or 1,797,592 shares, of its common stock remains in effect which allows the Company to repurchase shares on the open market when conditions warrant.

The Company also reduced its quarterly cash dividend to $0.04 per share payable on July 8, 2008 to shareholders of record June 30, 2008. The cash dividend was reduced from $0.08 per share paid to shareholders in the previous quarter.

Other Developments

In an effort to focus its lending activity in its primary market area of Nebraska, Iowa and Kansas, the Company announced on June 30, 2008 that the Bank will close all of its nine loan production offices across the country. Three offices in Colorado were officially closed on July 30 and offices in Las Vegas, Phoenix and Raleigh, North Carolina will close by late summer 2008. Loan servicing functions for existing customers are being retained in Charlotte, North Carolina, Minneapolis, Minnesota and Orlando, Florida at this time.

Corporate Profile

TierOne Corporation is the parent company of TierOne Bank, a $3.2 billion federally chartered savings bank and the largest publicly-traded financial institution headquartered in Nebraska. Founded in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, unanticipated issues related to the closing of the loan production offices; changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions, including any unanticipated issues that could impact management’s judgment as to the adequacy of loan loss reserves; unanticipated issues associated with the execution of the Company’s strategic plan, including issues associated with a more diversified loan portfolio; unanticipated issues associated with increases in the levels of losses, customer bankruptcies, claims and assessments; unanticipated issues that may arise relative to loan loss provisions and charge-offs in connection with the Company’s loan portfolio, as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

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TierOne Corporation and Subsidiaries
Consolidated Statements of Financial Condition
June 30, 2008 (Unaudited) and December 31, 2007

(Dollars in thousands, except per share data)	June 30, 2008	December 31, 2007
ASSETS
Cash and due from banks	$76,902	$79,561
Federal funds sold	5,000	161,900

Total cash and cash equivalents	81,902	241,461

Investment securities:
Held to maturity, at cost which approximates fair value	59	70
Available for sale, at fair value	176,376	130,481
Mortgage-backed securities, available for sale, at fair value	4,232	6,689
Loans receivable:
Net loans (includes loans held for sale of $14,429 and $9,348
at June 30, 2008 and December 31, 2007, respectively)	2,806,360	2,976,129
Allowance for loan losses	(64,838)	(66,540)

Net loans after allowance for loan losses	2,741,522	2,909,589

FHLBank Topeka stock, at cost	67,202	65,837
Premises and equipment, net	36,755	38,028
Accrued interest receivable	17,809	21,248
Goodwill	--	42,101
Other intangible assets, net	5,964	6,744
Mortgage servicing rights (lower of cost or market), net	16,211	14,530
Other assets	86,252	60,988

Total assets	$3,234,284	$3,537,766

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$2,229,755	$2,430,544
FHLBank Topeka advances and other borrowings	665,798	689,288
Advance payments from borrowers for taxes, insurance and
other escrow funds	33,037	30,205
Accrued interest payable	4,683	6,269
Accrued expenses and other liabilities	29,267	35,870

Total liabilities	2,962,540	3,192,176

Stockholders’ equity:
Preferred stock, $0.01 par value. 10,000,000 shares
authorized; none issued	--	--
Common stock, $0.01 par value. 60,000,000 shares authorized;
18,036,134 and 18,058,946 shares issued at June 30, 2008
and December 31, 2007, respectively	226	226
Additional paid-in capital	367,348	366,042
Retained earnings, substantially restricted	18,933	94,630
Treasury stock, at cost; 4,538,941 and 4,516,129 shares at
June 30, 2008 and December 31, 2007, respectively	(105,201)	(105,008)
Unallocated common stock held by Employee Stock
Ownership Plan	(9,406)	(10,159)
Accumulated other comprehensive loss, net	(156)	(141)

Total stockholders' equity	271,744	345,590

Total liabilities and stockholders' equity	$3,234,284	$3,537,766

TierOne Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(Dollars in thousands, except per share data)	2008	2007	2008	2007
Interest income:
Loans receivable	$43,757	$56,471	$91,320	$112,536
Investment securities	1,710	2,855	3,879	5,284
Other interest-earning assets	448	215	1,957	386

Total interest income	45,915	59,541	97,156	118,206

Interest expense:
Deposits	15,696	19,363	36,415	37,259
FHLBank Topeka advances and other borrowings	7,376	9,494	14,809	19,068

Total interest expense	23,072	28,857	51,224	56,327

Net interest income	22,843	30,684	45,932	61,879
Provision for loan losses	27,694	10,233	67,634	11,701

Net interest income (loss) after provision for loan losses	(4,851)	20,451	(21,702)	50,178

Noninterest income:
Fees and service charges	6,316	5,698	11,846	11,199
Debit card fees	1,044	860	1,989	1,621
Loss from real estate operations, net	(125)	(145)	(232)	(279)
Net gain (loss) on sales of:
Loss on impairment of securities	(594)	--	(594)	--
Loans held for sale	129	934	1,383	1,562
Real estate owned	(4)	(327)	(22)	(332)
Other operating income	251	304	886	557

Total noninterest income	7,017	7,324	15,256	14,328

Noninterest expense:
Salaries and employee benefits	11,434	13,178	24,632	26,296
Goodwill impairment	--	--	42,101	--
Occupancy, net	2,504	2,391	4,880	4,804
Data processing	610	576	1,267	1,197
Advertising	925	1,263	2,038	2,265
Other operating expense	6,586	5,405	11,737	9,750

Total noninterest expense	22,059	22,813	86,655	44,312

Income (loss) before income taxes	(19,893)	4,962	(93,101)	20,194
Income tax expense (benefit)	(7,194)	2,503	(19,473)	8,357

Net income (loss)	$(12,699)	$2,459	$(73,628)	$11,837

Net income (loss) per common share, basic	$(0.75)	$0.15	$(4.36)	$0.71

Net income (loss) per common share, diluted	$(0.75)	$0.14	$(4.36)	$0.69

Dividends declared per common share	$0.04	$0.08	$0.12	$0.15

Average common shares outstanding, basic (000’s)	16,864	16,681	16,882	16,640

Average common shares outstanding, diluted (000’s)	16,864	17,184	16,882	17,181

TierOne Corporation and Subsidiaries
Average Balances, Net Interest Income, Yields Earned and Cost of Funds

	Three Months Ended June 30,
	2008			2007
(Dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Federal funds sold	$84,808	$448	2.11%	$15,989	$215	5.22%
Investment securities (1)	213,049	1,658	3.11	203,420	2,756	5.42
Mortgage-backed securities (1)	4,912	52	4.23	10,044	99	3.94
Loans receivable (2)	2,772,676	43,757	6.31	3,011,775	56,471	7.50

Total interest-earning assets	3,075,445	45,915	5.97%	3,241,228	59,541	7.35%
Noninterest-earning assets	213,938			214,294

Total assets	$3,289,383			$3,455,522

Interest-bearing liabilities:
Interest-bearing checking accounts	$337,210	$622	0.74%	$334,880	$951	1.14%
Savings accounts	209,658	1,062	2.03	44,720	52	0.47
Money market accounts	345,659	1,199	1.39	411,554	3,153	3.06
Time deposits	1,223,302	12,813	4.19	1,227,638	15,207	4.95

Total interest-bearing deposits	2,115,829	15,696	2.97	2,018,792	19,363	3.84
FHLBank Topeka advances and
other borrowings	672,647	7,376	4.39	871,384	9,494	4.36

Total interest-bearing liabilities	2,788,476	23,072	3.31%	2,890,176	28,857	3.99%
Noninterest-bearing accounts	146,278			132,529
Other liabilities	68,019			63,793

Total liabilities	3,002,773			3,086,498
Stockholders’ equity	286,610			369,024

Total liabilities and stockholders’ equity	$3,289,383			$3,455,522

Net interest-earning assets	$286,969			$351,052
Net interest income; average interest rate spread		$22,843	2.66%		$30,684	3.36%
Net interest margin (3)			2.97%			3.79%
Average interest-earning assets to average interest-bearing liabilities			110.29%			112.15%

(1) Includes securities available for sale and held to maturity. Investment securities also includes FHLBank Topeka stock.
(2) Includes nonperforming loans during the respective periods. Calculated net of unamortized premiums, discounts and deferred fees, loans in process and allowance for loan losses.
(3) Equals net interest income (annualized) divided by average interest-earning assets.

TierOne Corporation and Subsidiaries
Average Balances, Net Interest Income, Yields Earned and Cost of Funds

	Six Months Ended June 30,
	2008			2007
(Dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Federal funds sold	$136,251	$1,957	2.87%	$14,762	$386	5.22%
Investment securities (1)	202,995	3,758	3.70	188,248	5,062	5.38
Mortgage-backed securities (1)	5,598	121	4.32	10,807	222	4.11
Loans receivable (2)	2,815,296	91,320	6.49	2,996,093	112,536	7.51

Total interest-earning assets	3,160,140	97,156	6.15%	3,209,910	118,206	7.37%
Noninterest-earning assets	231,220			212,633

Total assets	$3,391,360			$3,422,543

Interest-bearing liabilities:
Interest-bearing checking accounts	$332,501	$1,431	0.86%	$339,899	$1,924	1.13%
Savings accounts	207,407	2,388	2.30	45,223	106	0.47
Money market accounts	350,538	3,145	1.79	406,672	6,180	3.04
Time deposits	1,298,332	29,451	4.54	1,187,802	29,049	4.89

Total interest-bearing deposits	2,188,778	36,415	3.33	1,979,596	37,259	3.76
FHLBank Topeka advances and
other borrowings	667,441	14,809	4.44	881,681	19,068	4.33

Total interest-bearing liabilities	2,856,219	51,224	3.59%	2,861,277	56,327	3.94%
Noninterest-bearing accounts	144,637			132,352
Other liabilities	73,997			65,537

Total liabilities	3,074,853			3,059,166
Stockholders’ equity	316,507		`	363,377

Total liabilities and stockholders’ equity	$3,391,360			$3,422,543

Net interest-earning assets	$303,921			$348,633
Net interest income; average interest rate spread		$45,932	2.56%		$61,879	3.43%
Net interest margin (3)			2.91%			3.86%
Average interest-earning assets to average interest-bearing liabilities			110.64%			112.18%

(1) Includes securities available for sale and held to maturity. Investment securities also includes FHLBank Topeka stock.
(2) Includes nonperforming loans during the respective periods. Calculated net of unamortized premiums, discounts and deferred fees, loans in process and allowance for loan losses.
(3) Equals net interest income (annualized) divided by average interest-earning assets.

TierOne Corporation and Subsidiaries
Loan Portfolio Composition

The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	June 30, 2008		December 31, 2007
(Dollars in thousands)	Amount	%	Amount	%
Real estate loans:
One-to-four family residential (1)	$334,236	11.00%	$314,623	9.41%
Second mortgage residential	84,544	2.78	95,477	2.86
Multi-family residential	186,105	6.12	106,678	3.19
Commercial real estate	351,027	11.55	370,910	11.10
Land and land development	432,917	14.25	473,346	14.16
Residential construction	326,900	10.76	513,560	15.36
Commercial construction	427,276	14.06	540,797	16.18
Agriculture	98,050	3.23	91,068	2.72

Total real estate loans	2,241,055	73.75	2,506,459	74.98

Business	238,183	7.84	252,712	7.56

Agriculture - operating	101,400	3.33	100,365	3.00

Warehouse mortgage lines of credit	78,714	2.59	86,081	2.58

Consumer loans:
Home equity	62,802	2.07	72,517	2.17
Home equity lines of credit	121,753	4.01	120,465	3.60
Home improvement	40,746	1.34	46,045	1.38
Automobile	84,321	2.77	87,079	2.60
Other	69,949	2.30	71,141	2.13

Total consumer loans	379,571	12.49	397,247	11.88

Total loans	3,038,923	100.00%	3,342,864	100.00%

Unamortized premiums, discounts
and deferred loan fees	9,797		9,451
Loans in process (2)	(242,360)		(376,186)

Net loans	2,806,360		2,976,129
Allowance for loan losses	(64,838)		(66,540)

Net loans after allowance for loan losses	2,741,522		2,909,589

(1) Includes loans held for sale	$14,429		$9,348

(2) Loans in process represents the undisbursed portion of construction and land development loans.

TierOne Corporation and Subsidiaries
Allowance for Loan Loss Activity

	At or for the Three Months Ended June 30,		At or for the Six Months Ended June 30,
(Dollars in thousands)	2008	2007	2008	2007
Allowance for loan losses at beginning of period	$78,507	$33,906	$66,540	$33,129
Charge-offs	(42,142)	(1,219)	(70,909)	(2,093)
Recoveries on loans previously charged-off	779	293	1,085	476
Change in reserve for unfunded loan commitments	--	--	488	--
Provision for loan losses	27,694	10,233	67,634	11,701

Allowance for loan losses at end of period	$64,838	$43,213	$64,838	$43,213

Allowance for loan losses as a percentage of net loans	2.31%	1.40%	2.31%	1.40%
Allowance for loan losses as a percentage of nonperforming loans	48.77%	79.24%	48.77%	79.24%
Ratio of net charge-offs during the year as a percentage of average loans outstanding during the year	5.97%	0.12%	4.96%	0.11%

TierOne Corporation and Subsidiaries
Selected Financial and Other Data

(Dollars in thousands)	June 30, 2008	December 31, 2007
Selected Financial and Other Data:
Total assets	$3,234,284	$3,537,766
Cash and cash equivalents	81,902	241,461
Investment securities:
Held to maturity, at cost which approximates fair value	59	70
Available for sale, at fair value	176,376	130,481
Mortgage-backed securities, available for sale, at fair value	4,232	6,689
Loans receivable:
Loans held for sale	14,429	9,348
Total loans receivable	3,024,494	3,333,516
Unamortized premiums, discounts and deferred loan fees	9,797	9,451
Loans in process	(242,360)	(376,186)

Net loans	2,806,360	2,976,129
Allowance for loan losses	(64,838)	(66,540)

Net loans after allowance for loan losses	2,741,522	2,909,589

Deposits	2,229,755	2,430,544
FHLBank Topeka advances and other borrowings	665,798	689,288
Stockholders’ equity	271,744	345,590
Nonperforming loans	132,945	128,490
Nonperforming assets	148,610	134,895
Allowance for loan losses	64,838	66,540
Nonperforming loans as a percentage of net loans	4.74%	4.32%
Nonperforming assets as a percentage of total assets	4.59%	3.81%
Allowance for loan losses as a percentage of
nonperforming loans	48.77%	51.79%
Allowance for loan losses as a percentage of net loans	2.31%	2.24%

	Three Months Ended June 30,		Six Months Ended June 30,
Selected Operating Ratios:	2008	2007	2008	2007
Average yield on interest-earning assets	5.97%	7.35%	6.15%	7.37%
Average rate on interest-bearing liabilities	3.31%	3.99%	3.59%	3.94%
Average interest rate spread	2.66%	3.36%	2.56%	3.43%
Net interest margin	2.97%	3.79%	2.91%	3.86%
Average interest-earning assets to average
interest-bearing liabilities	110.29%	112.15%	110.64%	112.18%
Net interest income (loss) after provision for loan
losses to noninterest expense	-21.99%	89.65%	-25.04%	113.24%
Total noninterest expense to average assets	2.68%	2.64%	5.11%	2.59%
Efficiency ratio (1)	72.57%	58.91%	140.35%	57.04%
Return on average assets	-1.54%	0.28%	-4.34%	0.69%
Return on average equity	-17.72%	2.67%	-46.53%	6.51%
Average equity to average assets	8.71%	10.68%	9.33%	10.62%
Return on tangible equity (2)	-17.97%	3.05%	-50.49%	7.48%
(1) Efficiency ratio is calculated as total noninterest expense, less amortization expense of intangible assets, as a percentage of the sum of net interest income and noninterest income.
(2) Return on tangible equity is calculated as annualized net income as a percentage of average stockholders'
equity adjusted for goodwill and other intangible assets.